EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

07-07-11/10:00 am CT

Confirmation # 4939327

HELEN OF TROY, LTD.

Moderator: Robert Spear

July 7, 2011

10:00 am CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy First Quarter Conference Call for fiscal 2012.

At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentations.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Brian Grass, Assistant Chief Financial Officer and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s first quarter conference call for fiscal 2012. The agenda for this morning’s conference call is as follows.

We’ll have a brief forward-looking statement review, followed by Mr. Rubin who will discuss our first quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and the balance sheet for the quarter by Brian Grass, our Assistant Chief Financial Officer. And finally we’ll open it up for questions and answers for those of you with any further questions.

Safe Harbor statement — this conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.

Generally the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.

The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can also be accessed by selecting the Investor Relations tab on our home page and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you Bob and good morning to everybody and welcome to our first quarter conference call of fiscal year 2012. Helen of Troy Limited today reported record first quarter net sales revenue and record first quarter net income for the quarter ending May 31, 2011.

Our first quarter net sales revenue was $271 million versus net sales revenue of $160 million in the same period of the prior year, an increase of $111 million, or 69.5%, due largely to the acquisition of Kaz on December 31, 2010.

First quarter net income was $24,605,000, or 78 cents per fully diluted share, compared with $18,387,000, or 59 cents per fully diluted share, for the same period in the prior year, an increase of $6.2 million, or 33.8%, in net income.

First quarter net sales revenue in the Personal Care segment increased 9.3% to $122,718,000 compared to $112,228,000 for the same period last year. Net sales revenue increased across all major product categories with a corresponding overall improvement in gross profit margin.

First quarter net sales revenue in the Housewares segment increased 10.5% to $52,946,000 compared to $47,925,000 for the same period last year. OXO continued its market-leading position during the first quarter.

The Healthcare/Home Environment segment provided net sales revenue for the first quarter of $95,803,000. The net sales revenue increased 7.2% in the first quarter when compared to its performance on a pro forma basis for the same period last year prior to its acquisition. New thermometer and humidifier product introductions as well as expanded shelf space with a key retail account accounted for the net sales revenue growth.

We continue to execute well across all of our market segments. During the first quarter, our net sales revenue and net income increased in all of our reporting segments. We are pleased that we were able to deliver record net income for the first quarter in a continuing soft sales environment.

Our operating income in the first quarter was $30,654,000 compared to $22,732,000 for the same period last year, an increase of 34.8%. SG&A expense as a percentage of net sales revenue decreased by 1.5 percentage points to 29.2% for the three months ending May 31, 2011 compared to 30.7% for the same period last year. And we continue to focus on our cost structure as our integration of Kaz progresses.

We are firmly committed to executing our strategic plan for fiscal year 2012 even as the economic environment remains challenging.The major components of our strategic plan include the following; continued growth and expansion of our OXO product line, continued investment in new product line development introductions to gain market share, continued sourcing and product cost management initiatives to partially offset expected commodity and inbound transportation cost increases, continued implementation of productivity initiatives to reduce operating expenses, and the pursuit of additional acquisitions of complementary businesses or product lines.

Our first quarter performance lays a solid foundation for the current year. As a leader in the product categories in our - to our retail partners, we believe we are well positioned to achieve record net sales revenue and record net income for Helen of Troy in fiscal 2012. We are reiterating our projection of $3.40 to $3.50 per share earnings for fiscal 2012.

I now would like to turn this conference call over to Brian Grass, our Assistant CFO. Tom Benson is not feeling well today and will not be joining us.

Brian Grass:  Thank you Jerry and good morning everyone. In the first quarter, we experienced a year-over-year net sales revenue increase of $111.3 million, or 69.5%, primarily reflecting the impact of the Kaz acquisition and organic growth in the Personal Care and Housewares segments.

Gross profit margins declined by 4.7 percentage points year-over-year due primarily to lower margins earned in the Healthcare/Home Environment segment.

First quarter selling, general and administrative expense as a percentage of net sales revenue decreased by 1.5 percentage points compared to the same period last year.

First quarter net income was $24.6 million compared to $18.4 million for the same period last year, which represents an increase in net income of $6.2 million, or 33.8%.

Earnings per fully diluted share for the first quarter was 78 cents compared to 59 cents for the same period last year, which is an increase of 32.2%.

First quarter net sales revenue increased 69.5% year-over-year. Net sales revenue for the first quarter of fiscal ‘12 was $271.5 million compared to $160.2 million for the first quarter of fiscal ‘11. This is an increase of $111.3 million, or 69.5%.The increase in net sales reflects three months of incremental sales from the Kaz acquisition, one month of incremental sales from the Pert and Sure acquisition completed on March 31, 2010, core business growth of $9 million, or 5.6%, and Personal Care core business growth of $4 million, or 3.5%, despite the still difficult retail sales environment.

Operating income before impairments for the first quarter of fiscal ‘12 was $30.7 million, or 11.3% of net sales, compared to $23.2 million, or 14.5% of net sales, for the first quarter of fiscal ‘11. This is an increase of $7.4 million, or 31.9%.

The increase in operating income before impairments primarily reflects the impact of sales growth in the Personal Care and Housewares segments, year-over-year improvement in the gross profit margin of the Personal Care segment and lower overall SG&A expense as a percentage of sales.

Consolidated operating margins were unfavorably impacted by the seasonal nature of the Healthcare/Home Environment business. Based on the previous two years, the quarterly period ending in May has historically been Kaz’s weakest in terms of net sales and operating margins. We do not expect Kaz’s operating results for the quarter ended May 31, 2011 to be reflective of the full-year results for fiscal year 2012.

First quarter net income increased by 33.8%. Net income for the first quarter of fiscal ‘12 was $24.6 million, or 9.1% of net sales, compared to $18.4 million, or 11.5% of net sales, for the first quarter of fiscal ‘11. This is an increase of $6.2 million, or 33.8%.

Diluted earnings per share for the first quarter of fiscal ‘12 was 78 cents compared to 59 cents for the first quarter of fiscal ‘11. This is an increase of 19 cents, or 32.2%.

The increase in first quarter earnings per share is due primarily to sales growth, improvement in gross profit margin in the Personal Care segment and lower SG&A as a percentage of sales partially offset by higher interest expense.

Now I will provide a more detailed review of the various components of our financial performance.

Personal Care segment — products in our Personal Care segment include hair dryers, straightening irons, curling irons, thermal brushes, massagers, spa products, foot baths, hair brushes and accessories, liquid hair care and styling products, men’s fragrances, men’s and women’s antiperspirants and deodorants, foot powder, body powder and skin care products.

Key brands in this segment include Revlon, Vidal Sassoon, Hot Tools, Dr. Scholl’s, PRO Beauty Tools, TONI&GUY, Brut, Ammens, Infusium 23, Pert Plus and Sure.

Personal Care net sales revenue for the first quarter of fiscal ‘12 were $122.7 million compared to $112.2 million for the first quarter of fiscal ‘11. This is an increase of $10.5 million, or 9.3%.

The growth in Personal Care net sales revenue primarily reflects one month of incremental sales from the Pert and Sure acquisition and organic growth in the core business.

Housewares segment — our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, storage and organization. Brands that we sell include OXO Good Grips, OXO SteeL, OXO Softworks, OXO Touchables and OXO Tot.

Housewares net sales revenue for the first quarter of fiscal ‘12 were $52.9 million compared to $47.9 million for the first quarter of fiscal ‘11. This is an increase of $5 million, or 10.5%. Sales growth was driven primarily by shipments of the new OXO Tot baby and toddler product lines and expanded shelf space for the key retail accounts.

Healthcare/Home Environment segment — our Healthcare/Home Environment segment consists of the new Kaz business acquired on December 31, 2010. Kaz is a world leader in providing a broad range of consumer products in two primary product categories consisting of healthcare and home environment.

Kaz markets a number of well-recognized brands including Vicks, Braun, Honeywell, Kaz, Smart-Temp, SoftHeat, Duracraft, Protec, Stinger and NOsquito.

Healthcare/Home Environment net sales revenue for the first quarter was $95.8 million. This reflects growth of 7.2% when measured on a pro forma basis in comparison to the same period last year prior to the acquisition.

Consolidated gross profit was $109.9 million for the first quarter of fiscal year ‘12, or 40.5% of net sales, compared to $72.4 million, or 45.2% of net sales, for the first quarter of fiscal ‘11. This is a dollar increase of $37.5 million and a 51.8% increase in dollar terms. As a percentage of sales this is a 4.7 percentage point decrease.The decline in gross profit as a percentage of sales is primarily due to the dilutive impact of the Healthcare/Home Environment segment, which has historically operated with a lower gross profit margin than those of our other two segments. This decline was partially offset by a year-over-year improvement in the gross profit margin of the Personal Care segment.

SG&A expense for the first quarter of fiscal year ‘12 was $79.3 million, or 29.2% of net sales, compared to $49.2 million, or 30.7% of net sales, for the first quarter of fiscal ‘11. This is an increase of $30.1 million or a 61.1% increase in dollar terms. This is a decrease as a percentage of sales of 1.5 percentage points.The year-over-year decrease in SG&A as a percentage of sales is primarily due to transition service fees incurred in the prior year first quarter in connection with the acquisition of the Pert Plus and Sure brand and the impact of Kaz, which operated on lower SG&A expense as a percentage of sales for the first quarter of fiscal ‘12 and the company’s consolidated SG&A as a percentage of sales for the same period last year. These decreases were partially offset by higher amortization expense associated with the Kaz acquisition.

Interest expense for the first quarter was $3.4 million, or 1.3% of net sales revenue, compared to $2.2 million, or 1.3% of net sales revenue, in the same quarter last year. The dollar increase in interest expense is due to additional debt outstanding associated with the Kaz acquisition.

Income tax expense for the first quarter of fiscal ‘12 was $2.8 million compared to $2.4 million for the first quarter of fiscal year ‘11. First quarter income tax expense was 10.1% of pretax earnings compared to an 11.4% effective tax rate in the same quarter last year.

I will now discuss our financial position. Our cash and cash equivalents balance was $16 million at May 31, 2011 compared to $47.6 million at May 31, 2010. And we had $53.2 million of borrowings on our $150 million revolving line of credit.

During the quarter, we liquidated $3.1 million of long-term investments at par, bringing the balance down to $17.6 million at May 31, 2011, compared to $20.7 million at May 31, 2010.

Receivables were $197.8 million at May 31, 2011 compared to $115.4 million at May 31, 2010. The increase in receivables is primarily due to the Kaz acquisition.

Receivables turnover improved to 63.8 days at May 31, 2011 from 65 days at May 31, 2010.

Inventory at May 31, 2011 was 228.2 million compared to 135 million at May 31, 2010. The increase in inventory relates primarily to the Kaz acquisition. Inventory turnover improved to 2.8 times at May 31, 2011 compared to 2.6 times at May 31, 2010.

Stockholders equity increased $104.8 million to $711.1 million at May 31, 2011 compared to $606.3 million at May 31, 2010.

We are progressing with the integration of Kaz with the expectation of realizing estimated synergies in excess of $10 million to be achieved in the second full year of operations as previously reported.

I will now turn it over to Jerry for questions.

Gerald Rubin:  Thank you Brian. Operator we are now open for questions.

Operator:  Thank you. The question-and-answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star 1 on your touch-tone phone. Should you wish to withdraw your question, please press star 2. Your question will be taken in the order it is received. Please stand by for your first question.

Our first question comes from Gary Giblen with Aegis Capital. Please state your question.

Gary Giblen:  Yes good morning Jerry and everybody. I was wondering are you seeing any more product overlap and competitive activity for OXO from Cuisinart because Lifetime Brands has mentioned a little bit more product overlap that they’re pursuing.

Gerald Rubin:  Well, you know, I can’t speak for, you know, what they’re doing. You know, the shelf space that we have at major retailers is the same as what it has been. And in certain large retailers we’re gaining more space because of the new products that we’re adding.

As I tell everybody, we add somewhere around 120 new products every year. That was true last year and it will be true this year. And we have about three years in the pipeline.

So we are, you know, innovative. We design the products. We patent them. And if anybody tries to copy us we will sue them. So we’re continuing adding new products to our product line.

Gary Giblen:  Yes and I didn’t mean to say they’re copycatting, but just, you know, entering the upscale cutlery and gadget area or doing more in that area. But okay. So you’re not seeing any change in the competitive environment with OXO.

Gerald Rubin:  Yes the competitors that you mentioned, you know, have been in the business and they’re - so it’s not new competition for us.

Gary Giblen:  Okay. And just in the release it refers to a continuing soft sales environment. So, you know, is the right way for us to understand your perspective there that, you know, it’s just the same as it was, but not - you know, no longer getting better but not getting worse either? Is that a good summary?

Gerald Rubin:  You know, the slight improvement — I know you all read the data of - and reports from retail outlets throughout the country. I think it’s getting better. It’s not where it was, you know, a few years back. But I think there is a slight improvement in the retail sales environment.

Gary Giblen:  Okay. And last quickie is what’s the latest best (estimate) on tax rates. You know, you came in with a low tax rate, you know, like 10.1%. And I think people are thinking of like 12% to 13% for the year. But so what’s the best number to use for the year in projecting?

Gerald Rubin:  Yes well I’ll let Brian answer.

Brian Grass:  This is Brian Grass. Our tax rate will range in between 10% and 15% on a quarter-to-quarter basis or an annual basis. It just depends on shifts in the mix of our income between our various tax jurisdictions.

Gary Giblen:  Okay. Well that’s good to get that update. Thank you very much.

Operator:  Our next question comes from Lee Giordano with Imperial Capital.

Lee Giordano:  Thanks. Good morning everybody.

Gerald Rubin:  Good morning Lee.

Lee Giordano:  Hi. Can you talk about if - well first of all were there any one-time integration expenses in the quarter?

Brian Grass:  There were very little continuing integration expenses left over from the original integration. So there were very little expense, not meaningful.

Lee Giordano:  Okay great. And then on the OXO business can you talk about the rollout of OXO Tot and how that’s trending towards your expectations?

Gerald Rubin:  Well, you know, we’re making progress. You know, some of the products that we didn’t deliver in the past two quarters are now coming in and we’re delivering those. And we’re getting good feedback and adding new retail outlets to it. So it’s going to do as we projected.

Lee Giordano:  Great. And then lastly can you talk a little bit about the acquisition environment out there? Are you still seeing a lot of opportunities come across that might look attractive?

Gerald Rubin:  Yes I don’t know if there’s more opportunities. I know there are acquisitions out there. You know, we, like others, are looking. You know, mostly what we see we don’t like. It’s not a question of not affording it or not paying for it. It’s just that we just haven’t seen anything that we like. And of course when you’re in the acquisition business you have to, you know, seek 20 or 30 acquisitions before you find one that you like, you know, or even more. So, you know, I just - what we see is not of the quality that we’d like to see right now. But times change and hopefully there’ll be some quality acquisitions out there in the next year.

Lee Giordano:  Thanks a lot.

Gerald Rubin:  Thank you.

Operator:  We’ll go next to Rommel Dionisio with Wedbush.

Rommel Dionisio:  Yes good morning. Thanks.  Jerry, I wonder if you could just provide us with a little more granularity on the Personal Care business and the acceleration you saw, the very next improvement you saw in that business this quarter. I know you mentioned the broad - it was a broad base recovery across product lines.  But did you boost advertising? Or was it aggressively launched new products? I wonder if you could just maybe talk a little bit more about what’s driving the improvement there.

Gerald Rubin:  Well in our electrical Personal Care business we’ve designed, developed and patented several new products which we are nationally advertising now. We do have national distribution.

And starting, I believe, late this week or next week we have a 30-minute infomercial on our new Hollywood Styler that we’ve been shipping. And so we’re looking for continued increases in our electrical Personal Care business based on the new products that we put out and the national advertising.

Besides television, national television, we are advertising in magazines and other media to increase the business. On the liquid business they are starting to advertise more on the Infusion 23, the Pert and the Sure and doing good things with the Brut.

So overall everybody seems to be increasing their business. I know we’ve had, you know, what, four, five, six quarters where we didn’t have increases in the Personal Care business. But I think that has come to an end.

You saw this quarter where we did have positive organic growth on top of the one-month extra that we had for Pert and Sure. And we hope that’ll continue. So we’re very optimistic with all the new things we have in the pipeline.

Rommel Dionisio:  Great. Thanks very much Jerry.

Operator:  Our next question comes from Steve Friedman with Wells Fargo Advisors.

Steve Friedman:  Good morning Jerry and Brian and congratulations on another good quarter.

Gerald Rubin:  Thank you Steve — appreciate it.

Steve Friedman:  You’re welcome. I have two quick questions. Am I correct in assuming that the healthcare and home environment category includes 100% of Kaz or the $95.8 million in sales that you did this year or this quarter?

Gerald Rubin:  Yes the new category that we have called Healthcare/Home Environment is all Kaz. We wanted to segregate that out. So we’re operating now in three different areas — you know, the Housewares, the Personal Care and the healthcare and home environment.

Steve Friedman:  Okay on a pro forma basis compared to pre-acquisition, are you satisfied with the increase over the first quarter of last year on a pro forma basis?

Gerald Rubin:  Are you saying if we didn’t own Kaz?

Steve Friedman:  Yes as compared to when you didn’t own Kaz. Right.

Gerald Rubin:  Yes definitely. The - as we’ve been talking about, both the Kaz and the - I mean the household and the Personal Care increase I think was like 7.2% was it — 7.2%.

Steve Friedman:  Yes that’s what I believe you said.

One further question — and the gross margin of 40-1/2% going forward now with the blend with Kaz, is that the margin that you reasonably expect to be going forward?

Gerald Rubin:  Yes, you know, I think that the next few quarters I think that’s what to look forward to. But we are working diligently to get the gross profit on Kaz up to the gross profit that Helen of Troy is and still enjoys in the other two categories of Personal Care and Housewares. So hopefully we’re going to start seeing some improvement as sourcing improves for the healthcare and home environment segment.

Steve Friedman:  All right that answers it. Thanks so much Jerry.

Gerald Rubin:  Okay thank you, Steve.

Operator:  Our next question comes from Jason Gere with RBC Capital Markets.

Jason Gere:  Thanks. Good morning. I guess going back to the core sales or the organic sales — so, you know, in this quarter I think you said that the total company was in the mid-single digit range and arguably on probably the toughest (comp) of the year.  So based on how you’re looking out, you know, the back half in terms of how retailers are positioned with inventory and your innovation and distribution gains, I mean are you comfortable with those trends kind of continuing for the rest of the year?

Or, you know, what’s kind of your second half of the year outlook in terms of, you know, the retail environment considering that you talked about, you know, a still softer sales environment?

Gerald Rubin:  You know, Jason our projections, you know, in comfort for the second half of the year is very good because in several of our major retailers they have - they’re resetting their planograms this month. And we have increased SKUs on the retailer’s shelf, so we are optimistic for this second half of the year (as always) on our - it’s not our fiscal, but of the calendar year is going to be very, very good for us.

As I mentioned we have a lot of new products. We’re advertising them. We have more shelf space. So, you know, if all the stars align we’re going to have a very good second half.

Jason Gere:  Okay. One housekeeping — can you quantify how much currency helped in the quarter?

Brian Grass:  Yes currency helped $3.6 million for the quarter.

Jason Gere:  Three - okay and that was all in the Personal Care segment I assume.

Brian Grass:  It’s a mix between Personal Care and Healthcare/Home Environment.

Jason Gere:  Okay. Okay and then just the last question — I mean one of the things you talk about is just the productivity initiatives. And we’ve heard a lot about this in the industry. I was just wondering who you benchmark yourself to. You know, where do you think the long-term opportunity is to get the productivity rates up, you know, at Helen of Troy?

Gerald Rubin:  Well I don’t know if there’s a company that we measure ourselves against because, you know, as I go around the country most of the companies compare themselves to Helen of Troy.

But we are constantly looking to increase our gross profit and our net profit for the company. And it’s something that we do every day considering the environment that we’re living in.

Jason Gere:  Okay great. Thanks a lot guys.

Operator:  If there are no further questions I will turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:  I want to thank everybody for participating in our first quarter fiscal year 2012 conference call. And I look forward to speaking with all of you and having you participate in the second quarter earnings conference call in the near future. Thank you all again for participating.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112 with replay pass code 4939327.

This concludes our conference call for today. Thank you for participating and have a nice day. All parties may now disconnect.

END